Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, April 11, 2007

APOGEE Q4, FULL-YEAR EARNINGS INCREASE SIGNIFICANTLY;

FY08 GUIDANCE RAISED

MINNEAPOLIS, MN (April 11, 2007) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2007 fourth quarter and full-year earnings. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY07 FULL YEAR HIGHLIGHTS

■	Revenues increased 17 percent to $778.8 million.

■	Earnings from continuing operations were $1.12 per share, up 29 percent from earnings of $0.87 per share a year ago. Net earnings were $1.12 per share compared to $0.85 per share last year.

–	Operating margin was 6.1 percent, compared to 4.6 percent the prior year.

■	Architectural segment revenues were up 21 percent, and operating income more than doubled compared to the prior year.

–	Operating margin was 5.8 percent, up significantly from 3.2 percent the prior year.

■	Large-scale optical segment revenues decreased 6 percent as expected, and operating income decreased 32 percent versus the prior year.

■	Decision was made to discontinue the auto glass segment, with annual revenues of approximately $27 million, in the fourth quarter.

–

Auto replacement windshield manufacturing ended in the fourth quarter, and manufacturing of recreational vehicle (RV) and bus windshields will continue until sale of the business is completed, which is expected by the end of the third quarter of fiscal 2008.

■	Outlook for fiscal year 2008 earnings from continuing operations has been increased to a range of $1.27 to $1.37 per share, up from prior guidance of $1.20 to $1.30 per share.

FY07 FOURTH QUARTER HIGHLIGHTS

■	Revenues of $206.2 million were up 17 percent versus the prior-year period.

■	Earnings from continuing operations were $0.32 per share versus $0.21 per share a year earlier. Net earnings were $0.34 per share versus $0.19 per share in the prior-year period.

–	Operating margin was 6.6 percent, compared to 4.4 percent in the prior-year period.

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■	Architectural segment revenues were up 20 percent, and operating income increased 140 percent versus the prior-year period.

■	Large-scale optical segment revenues declined 3 percent as expected, and operating income decreased 27 percent versus the strong prior-year period.

–	Expect to complete the sale of the non-core, pre-framed art/wall décor product line by the third quarter of fiscal 2008.

Commentary

“We are very pleased with fiscal 2007 results, which were driven by our architectural segment,” said Russell Huffer, Apogee chairman and chief executive officer. “We achieved significant improvement in our architectural operating margin in fiscal 2007, increasing to 5.8 percent from 3.2 percent in the prior year. Architectural pricing increased, and operations improved. In addition, we had a better mix of projects with higher margins than during the prior year. And, strong markets supported our performance.

“We finalized our strategic plans to exit the auto glass segment, with the fourth quarter decision to sell the RV and bus windshield business,” Huffer said. “We stopped producing aftermarket auto windshields late in fiscal 2007 and have started converting the facility to provide additional architectural glass capacity.

“Our large-scale optical segment fiscal 2007 results declined versus the prior year as some customers offered a less favorable mix of value-added framing products,” he said. “However, later in the year, key framing customers converted to our best products, which offer visual benefits to consumers, and we started to see the positive results of this strategy at the end of the fourth quarter.

“As a result of our strong fourth quarter, we generated free cash flow of more than $8 million for the full year after investing approximately $40 million in capital expenditures,” said Huffer. (Free cash flow is defined as operating cash flow less capital expenditures.) “Our debt level of $35 million was also significantly lower than anticipated due to improved earnings, reduced working capital requirements and the timing of some capital expenditures.

“Our fourth quarter performance underscored the strength of our architectural segment, which delivered significant growth in both revenues and operating income,” said Huffer. “Our architectural backlog again grew and now stands at $424 million, positioning Apogee for further growth in fiscal 2008.”

FOURTH QUARTER SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

■	Revenues of $184.3 million were up 20 percent over the prior-year period. All segment businesses contributed to this growth.

■	Operating income was $12.1 million, up 140 percent from a year ago.

–	Operating margin was 6.6 percent, compared to 3.3 percent in the prior-year period and 5.5 percent through the first three quarters of the fiscal year.

–	Continued to see improvement in operating margins due to pricing, productivity and project mix, as older, less profitable projects have been replaced with better margin jobs.

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■	Segment backlog was $423.8 million, compared to backlog of $321.0 million in the prior-year period and $389.5 million at the end of the third quarter.

Large-Scale Optical Technologies

■	Revenues of $22.0 million were down 3 percent from the prior-year period due to lower pre-framed art/wall décor sales.

■	Operating income was $2.5 million, down 27 percent from the prior-year period.

–	Operating margin in the fourth quarter was 11.4 percent, compared to 15.2 percent in the prior-year period.

–

Included a $900,000 pre-tax, non-cash charge related to the planned exit of the approximately $8 million revenue pre-framed art/wall décor product line, expected to be completed by the fiscal 2008 third quarter.

–

Without the charge related to the product line exit, operating income in the quarter would have been flat as national customers purchased product mixes incorporating our best value-added framing products.

Equity in Affiliates

■	Pre-tax earnings were $0.4 million from investment in PPG Auto Glass, LLC, compared to earnings of $0.1 million in the prior-year period.

Discontinued Operations

■

The auto glass segment was classified as discontinued operations, effective with the fourth quarter. Historical financial statements (attached) have been adjusted to reflect the auto glass segment as discontinued operations.

■	Net income from discontinued operations was $0.4 million, compared to a net loss of $0.4 million in the prior-year period.

–	Ended auto replacement windshield production in the quarter and sold some of the production equipment, resulting in income for the quarter.

■	Sale and transition of the remaining auto glass segment manufacturing assets – the RV and bus windshield business – are expected to be completed by the end of the fiscal 2008 third quarter.

Financial Condition

■	Long-term debt was $35.4 million at the end of the fiscal year, compared to $45.2 million at the end of the prior year and $56.2 million in the third quarter.

–	Long-term debt-to-total-capital ratio was 13.1 percent, down from fiscal 2006 year-end.

■

Non-cash working capital (current assets, excluding cash, less current liabilities) was $70.4 million, compared to $94.0 million at the end of the third quarter and $70.6 million at the end of fiscal 2006. The decrease from the third quarter was driven by reduced days sales outstanding and timing of payables.

■	Depreciation and amortization were $18.5 million for the year, up 6 percent from the prior year.

■

Capital expenditures were $39.9 million for fiscal 2007, including investments in architectural glass fabrication capacity expansions. This compares to capital expenditures of $29.4 million in fiscal 2006.

OUTLOOK

“We have increased our fiscal 2008 earnings guidance to $1.27 to $1.37 per share, as a result of our strong finish to fiscal 2007 and our large architectural backlog of $423.8 million with improving job

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Apogee Enterprises, Inc.

margins,” said Huffer. “We also lowered our expected tax rate for fiscal 2008, which accounts for $0.03 of the increase in our earnings per share outlook. Our earlier guidance for earnings from continuing operations was $1.20 to $1.30 per share.

“We are expecting continued strong performance from our architectural segment and anticipate operating margins of 6.4 to 6.7 percent, up significantly from our fiscal 2007 operating margin of 5.8 percent,” said Huffer. “Fiscal 2008 architectural operating margins include the negative full-year impact of approximately 0.3 percent from the startup of our new Southwest facility during the first quarter. We expect to maintain the operating improvements we’ve achieved in our architectural glass business, and see continued improvement in our installation and window businesses.

“We are slightly increasing our architectural revenue outlook in terms of dollars, but with our stronger than expected revenue growth in the fourth quarter, the architectural growth rate for fiscal 2008 will be slightly lower than we had previously anticipated,” he said. “Our current outlook is for architectural revenue growth of 10 to 13 percent.

“Our commercial construction markets continue to be strong, based on our backlog and market forecasts, and the sectors we serve value our energy-efficient, hurricane and blast value-added glass products and services,” said Huffer.

“As we focus on growing sales of our best value-added picture framing glass products, we are now expecting operating margins of 11 to 12 percent for the large-scale optical segment,” he said. “Segment revenues will be flat in fiscal 2008 as picture framing growth is offset by the planned sale of our pre-framed art/wall décor product line and continued transition away from consumer electronics products.

“We anticipate another year of significant growth in fiscal 2008, led by the performance of our architectural segment,” said Huffer. “We are more sharply focused on executing our strategies related to our architectural and picture framing businesses, with the planned exit of two smaller, non-core business lines this year.”

The following statements are based on current expectations for fiscal 2008. These statements are forward-looking, and actual results may differ materially.

■

Overall fiscal 2008 revenues for the year are expected to increase 9 to 12 percent. (Fiscal 2008 is a 52-week year, while the prior year had 53 weeks; on a comparable-year basis, fiscal 2008 growth would be approximately 11 to 14 percent.)

–	Architectural segment revenues are expected to increase 10 to 13 percent (prior guidance was 12 to 15 percent).

–	Large-scale optical segment revenues are expected to be flat (prior guidance was down slightly).

■

Annual gross margins are expected to be approximately 20 to 20.5 percent, or 1 to 1.5 percentage points higher than in fiscal 2007; increased pricing, operational improvements and cost reductions are expected to more than offset increases in wages, health care, energy, materials and freight.

■	Selling, general and administrative expenses as a percent of sales are projected to be approximately 13 to 13.5 percent.

■	Expected annual operating margins by segment are: architectural, 6.4 to 6.7 percent; and large-scale optical, 11 to 12 percent (prior guidance was 10 to 11 percent).

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Apogee Enterprises, Inc.

■	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report pre-tax earnings of approximately $2 million.

■	Capital expenditures are projected to be approximately $40 to $45 million, including capital for capacity expansions in the architectural and large-scale optical segments.

■	Depreciation and amortization are estimated at $22 to $23 million for the year.

■	Debt is expected to be approximately $35 to $45 million at year end.

■	The effective tax rate for the full year is anticipated to be approximately 34.5 percent, down from prior guidance of 36 percent as a result of updating our full-year tax rate computation.

■	Fiscal 2008 earnings per share from continuing operations are expected to range from $1.27 to $1.37, up from prior guidance of $1.20 to $1.30 per share.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; and v) construction and ramp-up to full production of the third Viracon plant in a timely and cost-efficient manner; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; iv) ability to utilize manufacturing facilities; and v) the company’s ability to complete the planned sale of the pre-framed art/wall décor product line in a timely and effective manner. Additional factors include: i) revenue and operating results that are volatile; ii) self-insurance risk related to a material product liability event and to health insurance programs; iii) performance of the PPG Auto Glass, LLC joint venture; iv) management of discontinued operations exiting activities, including the company’s ability to complete the planned sale of the RV and bus windshield manufacturing assets in a timely and effective manner; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 25, 2006.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, April 12. To participate in the teleconference, call 1-866-203-2528 toll free or 617-213-8847 international, access code 47430308. The replay will be available from noon Central Time on Thursday, April 12, through midnight Central Time on Thursday,

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Apogee Enterprises, Inc.

April 19, by calling 1-888-286-8010 toll free, access code 82133517. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

■

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

■

Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

(Tables follow)

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Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended March 3, 2007	Thirteen Weeks Ended February 25, 2006	% Change	Fifty-three Weeks Ended March 3, 2007	Fifty-two Weeks Ended February 25, 2006	% Change
Net sales	$206,202	$175,643	17%	$778,847	$665,457	17%
Cost of goods sold	165,971	141,734	17%	630,433	537,035	17%

Gross profit	40,231	33,909	19%	148,414	128,422	16%
Selling, general and administrative expenses	26,676	26,248	2%	100,689	97,528	3%

Operating income	13,555	7,661	77%	47,725	30,894	54%
Interest income	201	215	-7%	1,024	805	27%
Interest expense	354	659	-46%	2,652	2,402	10%
Other (expense) income, net	(7)	46	N/M	(22)	66	N/M
Equity in income of affiliated companies	361	53	581%	2,724	2,623	4%

Earnings from continuing operations before income taxes	13,756	7,316	88%	48,799	31,986	53%
Income taxes	4,518	1,531	195%	17,147	7,749	121%

Earnings from continuing operations	9,238	5,785	60%	31,652	24,237	31%
Earnings (loss) from discontinued operations	437	(439)	N/M	1	(469)	N/M

Net earnings	$9,675	$5,346	81%	$31,653	$23,768	33%

Earnings per share - basic:
Earnings from continuing operations	$0.33	$0.21	57%	$1.14	$0.88	30%
Earnings (loss) from discontinued operations	$0.02	$(0.01)	N/M	$—	$(0.01)	N/M
Net earnings	$0.35	$0.20	75%	$1.14	$0.87	31%
Average common shares outstanding	27,912,112	27,365,065	2%	27,688,386	27,406,504	1%

Earnings per share - diluted:
Earnings from continuing operations	$0.32	$0.21	52%	$1.12	$0.87	29%
Earnings (loss) from discontinued operations	$0.02	$(0.02)	N/M	$—	$(0.02)	N/M
Net earnings	$0.34	$0.19	79%	$1.12	$0.85	32%
Average common and common equivalent shares outstanding	28,670,788	28,107,836	2%	28,246,464	28,003,040	1%

Cash dividends per common share	$0.0675	$0.0650	4%	$0.2650	$0.2550	4%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended March 3, 2007	Thirteen Weeks Ended February 25, 2006	% Change	Fifty-three Weeks Ended March 3, 2007	Fifty-two Weeks Ended February 25, 2006	% Change
Sales
Architectural	$184,312	$153,105	20%	$694,888	$576,189	21%
Large-Scale Optical	21,968	22,554	-3%	84,082	89,313	-6%
Eliminations	(78)	(16)	-388%	(123)	(45)	-173%

Total	$206,202	$175,643	17%	$778,847	$665,457	17%

Operating income (loss)
Architectural	$12,120	$5,060	140%	$40,323	$18,424	119%
Large-Scale Optical	2,496	3,420	-27%	10,215	15,122	-32%
Corporate and other	(1,061)	(819)	-30%	(2,813)	(2,652)	-6%

Total	$13,555	$7,661	77%	$47,725	$30,894	54%

Consolidated Condensed Balance Sheets

(Unaudited)

	March 3, 2007	February 25, 2006
Assets
Current assets	$222,484	$203,134
Net property, plant and equipment	134,256	111,298
Other assets	92,421	89,526

Total assets	$449,161	$403,958

Liabilities and shareholders’ equity
Current liabilities	$145,859	$127,809
Long-term debt	35,400	45,200
Other liabilities	32,234	31,896
Shareholders’ equity	235,668	199,053

Total liabilities and shareholders’ equity	$449,161	$403,958

N/M = Not meaningful

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Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Fifty-three Weeks Ended March 3, 2007	Fifty-two Weeks Ended February 25, 2006	Fifty-two Weeks Ended February 26, 2005
Net earnings	$31,653	$23,768	$16,645
Net (earnings) loss from discontinued operations	(1)	469	(1,431)
Depreciation and amortization	18,536	17,449	16,703
Stock-based compensation	5,127	1,681	459
Results from equity investments	(2,724)	(2,623)	1,272
Other, net	(2,908)	(1,120)	396
Changes in operating assets and liabilities	(1,612)	(5,171)	(3,245)

Net cash provided by continuing operating activities	48,071	34,453	30,799

Capital expenditures	(39,893)	(29,361)	(19,531)
Proceeds on sale of property	1,650	178	1,043
Acquisition of businesses, net of cash acquired	(444)	(420)	(6,804)
Net purchases of marketable securities	(1,070)	(4,127)	(149)
Other investing activities	5,000	(5,000)	(12)

Net cash used in investing activities	(34,757)	(38,730)	(25,453)

(Payments on) proceeds from long-term debt and revolving credit agreement	(9,800)	9,900	(4,658)
Proceeds from issuance of common stock, net of cancellations	6,702	4,685	831
Repurchase and retirement of common stock	—	(4,044)	(1,859)
Dividends paid	(9,312)	(6,989)	(6,695)
Other, net	1,758	(350)	—

Net cash (used in) provided by financing activities	(10,652)	3,202	(12,381)

Cash (used in) provided by discontinued operations	(1,151)	(216)	5,180

Increase (decrease) in cash and cash equivalents	1,511	(1,291)	(1,855)
Cash and cash equivalents at beginning of year	4,676	5,967	7,822

Cash and cash equivalents at end of period	$6,187	$4,676	$5,967

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Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Quarterly Statement of Income

Presented to Reflect Discontinued Operation*

(Unaudited)

Dollar amounts in thousands, except for per share amounts	First Qtr June 3, 2006	Second Qtr September 2, 2006	Third Qtr December 2, 2006	Fourth Qtr March 3, 2007	Full Year March 3, 2007
Fiscal 2007
Net sales	$187,005	$181,755	$203,885	$206,202	$778,847
Cost of goods sold	154,161	147,068	163,233	165,971	630,433

Gross profit	32,844	34,687	40,652	40,231	148,414
Selling, general and administrative expenses	24,698	24,255	25,060	26,676	100,689

Operating income	8,146	10,432	15,592	13,555	47,725
Interest income	323	279	221	201	1,024
Interest expense	822	794	683	354	2,652
Other (expense) income, net	(58)	30	14	(7)	(22)
(Loss) equity in income of affiliated companies	(190)	1,473	1,080	361	2,724

Earnings from continuing operations before income taxes and other items below	7,399	11,420	16,224	13,756	48,799
Income taxes	2,537	4,099	5,992	4,518	17,147

Earnings from continuing operations	4,862	7,321	10,232	9,238	31,652
(Loss) earnings from discontinued operations	(120)	12	(329)	437	1

Net earnings	$4,742	$7,333	$9,903	$9,675	$31,653

Earnings per share - basic:
Earnings from continuing operations	$0.18	$0.27	$0.37	$0.33	$1.14
(Loss) earnings from discontinued operations	$(0.01)	$—	$(0.01)	$0.02	$—
Net earnings	$0.17	$0.27	$0.36	$0.35	$1.14
Average common shares outstanding	27,603,473	27,586,396	27,651,561	27,912,112	27,688,386

Earnings per share - diluted:
Earnings from continuing operations	$0.17	$0.26	$0.36	$0.32	$1.12
Earnings (loss) from discontinued operations	$—	$—	$(0.01)	$0.02	$—
Net earnings	$0.17	$0.26	$0.35	$0.34	$1.12
Average common shares outstanding	28,021,688	27,993,684	28,299,695	28,670,788	28,246,464

	First Qtr May 28, 2005	Second Qtr August 27, 2005	Third Qtr November 26, 2005	Fourth Qtr February 25, 2006	Full Year February 25, 2006
Fiscal 2006
Net sales	$155,580	$165,673	$168,561	$175,643	$665,457
Cost of goods sold	126,196	133,514	135,592	141,734	537,035

Gross profit	29,384	32,159	32,969	33,909	128,422
Selling, general and administrative expenses	23,271	23,936	24,071	26,248	97,528

Operating income	6,113	8,223	8,898	7,661	30,894
Interest income	187	206	197	215	805
Interest expense	596	544	604	659	2,402
Other (expense) income, net	(34)	73	(19)	46	66
Equity in (loss) income of affiliated companies	190	1,256	1,124	53	2,623

Earnings from continuing operations before income taxes and other items below	5,860	9,214	9,596	7,316	31,986
Income taxes	1,952	3,348	918	1,531	7,749

Earnings from continuing operations	3,908	5,866	8,678	5,785	24,237
Earnings (loss) from discontinued operations	32	(358)	295	(439)	(469)

Net earnings	$3,940	$5,508	$8,973	$5,346	$23,768

Earnings per share - basic:
Earnings from continuing operations	$0.14	$0.21	$0.32	$0.21	$0.88
Earnings (loss) from discontinued operations	$—	$(0.01)	$0.01	$(0.01)	$(0.01)
Net earnings	$0.14	$0.20	$0.33	$0.20	$0.87
Average common shares outstanding	27,280,889	27,591,362	27,388,701	27,365,065	27,406,504

Earnings per share - diluted:
Earnings from continuing operations	$0.14	$0.21	$0.31	$0.21	$0.87
Earnings (loss) from discontinued operations	$—	$(0.01)	$0.01	$(0.02)	$(0.02)
Net earnings	$0.14	$0.20	$0.32	$0.19	$0.85
Average common shares outstanding	27,750,695	28,017,502	28,136,534	28,107,836	28,003,040

*	There were no changes to the revenue, operating income or operating margins for the Architectural and Large-Scale Optical segments as a result of the discontinuance of the Auto Glass segment.

Apogee Enterprises, Inc. • 7900 Xerxes Avenue South • Minneapolis, MN 55431 • (952) 835-1874 • www.apog.com